Green Bonds - Made by KfW October 2015 Filed pursuant to Rule 433 Registration No. 333-192196

Agenda 2 Green Bonds - Made by KfW / October 2015 Green Bonds – Made by KfW 2 Key figures on KfW and its funding programme 3 1 KfW – commitment to sustainability Green Bond portfolio of KfW 4

KfW – commitment to sustainability

Green Bonds -
Made by KfW / October 2015
KfW in brief
›
The promotional bank of the Federal
Republic of Germany, established in
1948 as a public law institution.
›
Benefits from explicit and direct statutory
guarantee and institutional liability from
the Federal Republic of Germany.
›
Regulated by the “Law concerning KfW”
and exempt from corporate taxes.
›
Zero risk weighting of KfW’s
bonds.
(1)
›
Supervision by the German Federal
Ministry of Finance and the German
Financial Supervisory Authority “BaFin”.
›
Subject to certain provisions of German
and European bank regulatory laws by
analogy, in large part with effect from
January 1, 2016.
Bonn
Berlin
(1)
According
to
the
standardised
approach
of
the
Capital
Requirements
Regulation
(CRR).
4
#
2
80%
20%
Shareholders
Federal
Republic
of
Germany
German
federal
states
out of
122
out of
23
out of
187
Ratings
Credit
AAA
Aaa
AAA
Fitch
Moody‘s
S&P
Sustainability
#
3
#
5
oekom
Sustainalytics
imug
(as
of
September 30, 2015)
Frankfurt

Domestic business

International business

KFW IPEX-Bank

KFW DEG

KFW

5
Green Bonds -
Made by KfW / October 2015
KfW Group’s business activities
KfW aims for sustainable improvement of the economic, social, and ecological conditions of people’s lives. New business 2014: EUR 74.1bn
SME Bank
Promotion of small-
and medium-sized enterprises,
business start-ups and other commercial clients in
Germany
Municipal and
Private Client Bank/
Credit Institutions
Housing programmes, environmental and climate
protection, educational finance for private clients in
Germany as well as financing for public clients
(e.g., municipalities, regional promotional banks)
Export & project
finance
Customized financing for exports and
project & corporate financing world-wide
Promotion of
developing &
transition countries
KfW’s
public (KfW Development Bank) & private
sector (DEG) development cooperation activities
27%
37%
22%
12%
Environment
investment
quota:
Domestic
SME quota:
Based on year-end 2014 data.
36%
44%
New business for environment and climate protection
in % of total new business volume.
New business for SMEs in % of total new domestic
business volume.

6
Green
Bonds
-
Made
by
KfW
/
October
2015
Holistic sustainability approach at KfW
KfW Group
Lending  business
KfW Group
KfW –
Sustainability principles
Declaration
on
respect
for
human
rights
in
KfW’s
business
activities
Data based on new business 2014.
Governance & CSR
Sustainable banking
operations
Demographic
change
Environmental and
climate protection
Globalisation /
technical progress
Trend-independent
promotional topics
12%
36%
23%
29%
In-house environmental
protection
Responsible
procurement
Stakeholder dialogue &
staff
Sustainable portfolio
management
Public Corporate
Governance Code
Broad sustainability
management system
Prevention of corruption and
money laundering
KfW Foundation

›››

30
25
20
15
10
5
0
Environmental and climate protection
Demographic change
Globalisation / Technical progress
Trend-independent promotional themes
Domestic promotion
Capital Markets
Export and project finance
Promotion of developing and transition countries

KFW

Promotion of
environment
and climate
protection
New business
environment
and climate
protection
2009-2014
EUR in bn
KfW is
one
of
the
world’s largest
financiers
of
environment
investments
with
more
than
EUR 200bn invested
since
2006
7
New business
2014
EUR in bn
Green
Bonds
-
Made
by
KfW
/
October
2015
25
30
35
40
45
50
0
5
10
15
20
25
30
35
2009
2010
2011
2012
2013
2014
KfW Promotional business volume for
environment and climate protection (in EUR bn)
Environment investment quota (in % of total new
business)

Green Bonds – Made by KfW

Green Bonds –
Made by
KfW
Key elements
9
Green
Bonds
-
Made
by
KfW
/
October
2015
Ambition
•
To
boost
responsible
investment in capital
markets.
•
To
strengthen
sustainability
dialogue
with
investors.
•
To
attract
new
investors.
•
To
give
impetus
to
the
green
bond
market
via new
quality
standards
and increased
liquidity.
Drivers
•
KfW’s holistic
sustainability
approach.
•
KfW’s long
standing
expertise
in environmental
financing.
•
KfW’s support
of
the
UN
Principles
for
Responsible
Investment.
•
Growing
green
bond
investor
demand.
Goals
•
To
raise
additional funds
for
environmental projects.
•
To
enhance
capital
markets
infrastructure
to
finance
environmental projects.
•
Active
contribution
to
the
fight
against
climate
change.

Green Bonds -
Made by KfW
/ October 2015
10
High credibility
›
Independent 2
nd
opinion for KfW’s Green Bonds by
the
experienced,
non-profit research
center
CICERO
(3)
›
Green Bond rating
"b+" by
sustainability
rating
agency
oekom
research
›
KfW is
among
global ESG
(4)
leaders
›
Excellent
credit
quality, large size
Environmental and social impact
›
Estimated
GHG reduction
of 800 tons
(1)
p.a. per EUR 1 million
green
bond
investment
›
Creation
and protection
of jobs
›
Reduction
of energy
imports
to
Germany and
fossil fuel
burning
costs
›
Environmental impact
certified
by
the
non-profit foundation
ZSW
(2)
2
Green Bonds
–
Made by KfW
KfW’s
Green Bonds –
an innovative product
1
Cicero graded KfW
Green Bonds as
„dark green“ which
is the best grade
achievable
(1) Average value for 2007-2012 based on ZSW certified numbers. Current and future impact might differ
(2) ZSW: Center for Solar Energy and Hydrogen Research Baden-Württemberg
(3) CICERO: Center for International Climate and Environmental Research Oslo
(4) ESG: Environment, Social, Governance

11
Green
Bonds
-
Made
by
KfW
/
October
2015
Qualifying
assets
KfW’s commitments
for
environmental investments
2014: EUR 26,609mn
(1)
Renewable
Energy
Energy
Efficiency
Other
Domestic
International
2014 in EUR bn
3.1
4.5
13.8
1.9
1.4
1.9
(1)
Total
volume
of
KfW
Group;
consolidated
by
commitments
in
export
and
project
finance
which
were
refinanced
through
programmes
of
SME
bank
Qualifying
assets
for
KfW green
bonds
(3.8bn)

Within
its
“Renewable
Energies –
Standard”
programme, KfW provides
financings
for
facilities
to
generate
electricity
or
electricity
and
heat
in combined
heat
and power stations
from
these
renewable
sources:
12
Qualifying
assets
KfW promotional
programme
“Renewable
Energies –
Standard”
biogas/-mass
wind energy
solar energy
hydropower
›
Private
individuals
and
non-profit
organisations
which
feed
the
generated
electricity/
heat into the grid
›
Self-employed professionals/farmers
›
German and non-German enterprises majority-owned by private individuals
›
Enterprises in which local authorities, churches or charities hold an interest
›
Investment funds
Who receives
financings?
›
Long-term, low-interest loans
›
Interest rate fixed for ten years, or even longer for the entire term
›
Repayment-free start-up period
›
Up
to
EUR 25 million
loan
amount
and 20 years
repayment
term
›
Financing share of up to 100% of each project’s investment cost
›
Risk-adjusted interest rate
What
makes
this
KfW loan
attractive?
Green
Bonds
-
Made
by
KfW
/
October
2015

Average duration:
8.6 years
Average loan
term:
15.7 years
Qualifying
assets
KfW promotional
programme
“Renewable
Energies –
Standard”
Statistics
2014
Green
Bonds
-
Made
by
KfW
/
October
2015
13
Number
of
projects:
more
than
4,800
83%
14%
< 1%
< 1%
3%
Distribution by renewable energy type
Wind energy
Solar energy
Biogas/-mass
Hydropower
Other
Source: KfW
internal calculations
New commitments:
EUR 3.8bn

Project example: Wind farm
Bendorf -
Oersdorf
KfW promotional
programme
“Renewable
Energies
–
Standard” 2014
Green
Bonds
-
Made
by
KfW
/
October
2015
14
Location
Germany, Schleswig-Holstein, district
Rendsburg-Eckernförde
Completion
2014
Calculated
annual
production
capacity
ca. 39mn KW/h electricity
Supply area
11,000 households
Estimated
GHG
reductions
32,379  tons
GHG per annum
Total project
costs
EUR 27.9mn (thereof KfW funds: EUR 21.0mn)

Green Bonds –
Made by
KfW
Management of
proceeds
15
Green
Bonds
-
Made
by
KfW
/
October
2015
Green bonds
in
several
currencies
and sizes
Separate Euro
account
on first-in
first-out basis
Proceeds
used
in
projects
of
“Renewable
Energies
–
Standard”
programme
Transparent tracking
The maturity
of any
KfW green
bond
will not exceed
prior
year’s average
duration
of loan
commitments
under
KfW’s programme
“Renewable
Energies
–
Standard”.
Amounts
matching
the
requests
for
disbursements
under
KfW’s programme
“Renewable
Energies
–
Standard”
will be
deducted
from
the
balance
of the
separate internal account
on an ongoing
basis
(first
in, first
out).
Any
KfW green
bond
will be
reported
as
fully
allocated
when
requests
for
disbursements
in the
aggregate
total
the
net
proceeds
from
the
issuance. KfW expects
a full
allocation
by
the
end of the
year
of
issuance.
Net proceeds
from
issuance
Green bond
account
„Renewable
Energies –
Standard“-
programme

Green Bonds –
Made by
KfW
Reporting
16
Green Bonds -
Made by KfW / October 2015
Sign up for our
newsletter service at
www.kfw.de/greenbonds
Green bond
webpages
(www.kfw.de/greenbonds)
Investor newsletter
Final impact
report
(ZSW certification)
Green bond
reporting
KfW's
quarterly
reporting
contains
information
about:
›
Estimated environmental and social impact of the green bond related projects (ex-ante)
›
Net proceeds of KfW's
green bonds compared with requests for disbursements under the related loan programme
(“Renewable
Energies
-
Standard”)
›
Requests for disbursements distributed by type of use and region

››› Invest in the everlasting.
Green Bonds – Made by KfW.
KFW

≈

›
Inaugural
KfW green
bonds
in 2014 were
award-winning
transactions
›
2014:
2
bonds
amounting
to
EUR
2.7bn
5%
of
total
funding
›
2015 ytd: 2 bonds
issued
with
a countervalue
of EUR 1.1bn
›
EUR, USD, AUD and
GBP (ytd) with
potentially
more
currencies
to
come
›
Large and liquid sizes
in benchmark
maturities
not exceeding
the
average
duration
of the
qualifying
assets
(2014: 8.6 years)
›
Comparable to other KfW bonds regarding structure, pricing, rating
›
65% of all disbursement
requests
under
the
"Renewable
Energies
–
Standard" programme
in 2014 (EUR 4.1bn) were
funded
by
KfW’s
green
bonds
17
Green
Bonds
-
Made
by
KfW
/
October
2015
Green Bonds –
Made by
KfW
Highlights of KfW’s green
bond
issuances
wind (80%)
solar (17%)
biogas/bio-
mass (1%)
hydropower
(<1%)
other (<2%)
Distribution
of
disbursements
by
renewable
energy
type (2014)
Geographical
distribution
of
disbursements
(2014)
Germany
(75%)
France
(16%)
UK (3%)
Sweden
(3%)
other (3%)

Key figures on KfW and its funding programme

Green
Bonds
-
Made
by
KfW
/
October
2015
19
Key financial figures of KfW Group (IFRS)
Solid business performance
2013
2014
H1/2015
Business activities (in EUR bn) –
for the period
Promotional business volume
72.5
74.1
41.5
Income statement key figures (in EUR mn) –
for the period
Operating result before valuation & promotional activities
2,302
2,023
1,009
Consolidated profit
1,273
1,514
1,152
Consolidated profit before IFRS effects from hedging
1,299
1,467
1,083
Balance sheet (in EUR bn) –
at the end of the period
Total assets
464.8
489.1
504.5
Equity
20.5
21.6
24.0
Volume of business
545.4
572.5
595.0
Key regulatory figures (in %)
(1)
–
at the end of the period
Tier 1 capital ratio
20.6%
14.1%
14.6%
Total capital ratio
22.3%
15.1%
14.7%
(1)
Calculated
voluntarily
for
internal
purposes
on
the
basis
of
relevant
legal
regulations.
2013:
Basel
II
regime;
2014,
2015:
Basel
III
regime.

20
Business performance
Stable new business and total assets, decreasing profits, sound capital ratios
Green Bonds -
Made by KfW / October 2015
2011
2012
2013
2014
Total promotional
business
volume
70.4
73.4
72.5
In EUR bn
›
About 66% domestic,
34% int’l business.
›
Stable development
over the years.
Total assets
495
509
465
In EUR bn
›
Stable total assets.
›
Germany’s 3rd largest
credit institution in
terms of total assets.
Consolidated
profit
2.1
2.4
1.3
In EUR bn
›
Decreasing from a
very high level.
›
Impact of low interest
environment.
›
Still well above long-
term average.
Capital ratios
In %
›
Increasing capital
ratios until 2013.
›
Decrease in 2014 due
to transition to
Basel III supervisory
regime.
74.1
2011
2012
2013
2014
489
2011
2012
2013
2014
1.5
2011
2012
2013
2014
17.8
20.6
22.3
15.1
14.1
20.6
Total
15.4
18.2

21
Explicit and direct guarantee from the
Federal Republic of Germany
Basis of KfW’s
funding
§1a of the Law concerning KfW:
The Federal Republic guarantees all obligations of KfW
in respect of loans extended to and debt securities issued by KfW, fixed forward transactions or options entered into by
KfW and other credits extended to KfW as well as
credits extended to third parties inasmuch as they are expressly guaranteed by KfW.
›
Guarantee established in 1998
›
Defined by law
›
Direct, explicit and unconditional
Green
Bonds
-
Made
by
KfW
/
October
2015

22
KfW’s
funding: three pillar strategy
A well-structured range of products offers suitable opportunities for various investors’
needs
Green
Bonds
-
Made
by
KfW
/
October
2015
›
Large and liquid bonds in
EUR and USD
›
At least 3, 5 and 10 year
benchmark maturities each
year
›
Target benchmark sizes:
›
EUR 3 –
5 bn
›
USD 3 –
5 bn
›
Large and liquid bonds
›
in non-benchmark
maturities with or without
call option
(EUR and USD)
›
in strategic markets
(GBP, AUD, SEK, JPY,
CNH, NOK, CHF …)
›
in further currencies
›
Other structured public
bonds in various currencies
›
Green Bonds
›
Customized bonds for
investor needs
›
Flexible in currency,
structure and maturity
2014: 9 transactions
2014: 133 transactions
2014: 108 transactions
Other public transactions
Private placements
Benchmark programme
57%
39%
4%
2014: EUR 57.4 bn
2015
target:
EUR
55
–
60
bn

Green Bond portfolio of KfW

24
Green
Bonds
-
Made
by
KfW
/
October
2015
Green Bond Portfolio
Motivation and goals
KfW’s
long-term goal is an active contribution to the global reduction of environmental pollution and climate change, through alternative funding of sustainable projects via the capital markets.
The portfolio is backed by the Federal Ministry for the Environment, Nature Conservation,
Building and Nuclear Safety (BMUB).
KfW actively supports the green bond market with the development of qualitative standards and an engagement process with market participants.
In
the
upcoming
3-4
years,
KfW
plans
to
invest
in
green
bonds
with
a
total
value
of
up
to
EUR 1 bn.

25
Green
Bonds
-
Made
by
KfW
/
October
2015
Green Bond Portfolio
Field of activity
and minimum
criteria
›
Renewable
energy
funding
›
Energy efficiency projects
›
Environmental friendly transportation
›
Waste industry
›
(Waste-) water-management
›
Biodiversity measures
›
Other
refinancings
with
a
positive
impact
on
climate
and
environmental
protection
KfW seeks to contribute to the realization of projects in the fields of:
›
Transparent
process
of
funds
allocated,
and
a
competent
project
selection
›
A
clear description of the projects refinanced (including goals and, if possible, projected impacts)
›
A
frequent
public
reporting
as
well
as
an
independent second
opinion
Beforehand,
KfW
obligatorily
checks
the
following
minimum
criteria:

26
Green Bonds -
Made by KfW
/ October 2015
Green Bond Portfolio
Key portfolio
figures
›
KfW will invest in the following fixed income securities:
›
Sovereigns and regions
›
Supranationals, agencies and other state-owned or partially state-owned institutions
›
Financials
›
Corporates
›
Covered bonds and “Pfandbriefe”
›
ABS (senior tranches only)
›
Potential currencies will be USD, EUR and a selection of European currencies.
›
An investment-grade rating is mandatory.

27
Contact
Green Bonds -
Made by KfW / October 2015
Treasurer of KfW:
Ext.
Dr.
Frank Czichowski
-
2165
Capital Markets:
Horst Seissinger
-
2048
Petra Wehlert
-
4274
Alexander Liebethal
-
4656
Investor Relations:
Jürgen Köstner
-
3536
Nicolas Pfuhl
-
8623
Sabrina Albert
-
8955
Serviceline
-
2222
KfW Group
Palmengartenstrasse
5–9
60325 Frankfurt am Main
Phone +49 69 7431 -
Ext
Fax +49 69 7431 -
3986
Investor.relations@kfw.de
Bloomberg: KfW<GO>
www.kfw.de/investor-relations

28
Disclaimer
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. KfW’s prospectus supplement relating to the bonds is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000119312513445198/d624309d424b3.htm .
KfW’s base prospectus relating to SEC-registered notes is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000119312513445094/d624297d424b3.htm .
Alternatively, the issuer will arrange to send you the prospectus, which you may request by calling
collect
1-800-292-0049
(for
the
operator)
and
then
069-7431-22-22
(for
KfW’s
Investor
Relations Team) or by emailing investor.relations@kfw.de.
Green
Bonds
-
Made
by
KfW
/
October
2015

29
Green Bonds -
Made by KfW / October 2015
Photo
credits/references
Slide 1: full-page image / KfW / Stephan Sperl
Slide 3: full-page image / KfW / Stephan Sperl
Slide 4, Picture 1:
KfW Photo Archive
/ Rüdiger Nehmzow
Slide
4,
Picture
2:
KfW
Photo
Archive
/
Angelika
Kohlmeier
Slide
4,
Picture
3:
KfW
Photo
Archive
/
-
Slide 5, Picture
1: KfW Photo Archive
/ Thomas Klewar
Slide 5, Picture
2: KfW Photo Archive
/ Thomas Klewar
Slide 5,
Picture 3: KfW Photo Archive / photothek.net
Slide
5,
Picture
4:
KfW
Photo
Archive
/
photothek.net
Slide 8: full-page image / KfW / Stephan Sperl
Slide 12: KfW Photo Archive / Thomas Klewar
Slide 13: Shutterstock.com / dotshock
Slide 14: WindStrom
Erneuerbare
Energien
GmbH & Co. KG / -
Slide
17:
FischerAppelt
/
-
Slide 18: full-page image / KfW / Stephan Sperl
Slide 21: Deutscher
Bundestag / Lichtblick
/ Achim
Melde
Slide 23: full-page image / KfW / Stephan Sperl